Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Mistras Group, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-164688) and Form S-3 (No.333-173513)  of Mistras Group, Inc. of our report dated August 8, 2014, with respect to the consolidated balance sheets of Mistras Group, Inc. and subsidiaries as of May 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, equity and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of May 31, 2014, which report appears in the May 31, 2014 annual report on Form 10-K of Mistras Group, Inc.

/s/ KPMG LLP

New York, New York

August 8, 2014